Exhibit 2.4

[trivago N.V.]
August 21/22, 2017

Mr. Rolf Schrömgens
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany

Mr. Peter Vinnemeier
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany

trivago GmbH
Bennigsen-Platz 1
40474 Düsseldorf, Germany
Mr. Malte Siewert
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany

Expedia, Inc.
Attention: Bob Dzielak
333 108th Avenue NE
Bellevue, WA 98004

Gentlemen:

Reference is hereby made to that certain IPO Structuring Agreement, by and among Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Founders”), Expedia Lodging Partner Services S.à r.l., a company incorporated under the laws of Switzerland with statutory seat in Geneva (“Expedia”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA with registered address in Tumwater, Washington, USA (“Guarantor”), Expedia, Inc., a corporation incorporated under the laws of the State of Delaware, USA with registered address in Dover, Delaware, USA (“Parent Guarantor”), trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (irrespective of its legal form the “Company,” it being understood that such term shall be deemed to include any legal successors of such entity) and trivago N.V., a public limited company (naamloze vennootschap) incorporated under the laws of The Netherlands with statutory seat in Amsterdam, The Netherlands (“HoldCo”), dated as of December 15/16, 2016 (as the same may be further supplemented, modified or amended from time to time in accordance with the provisions thereof, the “IPOSA”). Unless otherwise specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to each of them in the IPOSA. Defined terms in this letter agreement (the “Letter Agreement”) shall have the meaning ascribed or referenced to them in this letter agreement.

Whereas pursuant to Section 4.4 of the IPOSA, any provision of the IPOSA may be waived if such waiver is in writing and is signed by each party providing such waiver;

Whereas the IPOSA sets forth in Section 2.4 (b) that the articles of association and rules of procedure of the Company shall be amended and mirrored as soon as practicable after the IPO Date such that the governance of HoldCo shall be as identical as possible to the governance of HoldCo;
Whereas a draft of amended articles of association was discussed between the legal advisors of the parties for some time but no agreement was reached;

Whereas, the Company and HoldCo contemplate to merge shortly;

Whereas, the Merger will have the effect that the Company ceases to exist which makes any change of its governance structure redundant;

Whereas, in the light of the foregoing, the parties to this Letter Agreement mutually concluded to abstain from amending the governance documents of the Company;

Whereas, pursuant to Section 2.3 (f) (ii) of the IPOSA, the capital structure of HoldCo shall be mirrored in its economic interest in the Company;

Whereas, as a result of the exercise of stock options of certain employees, the obligation to mirror the capital structure pursuant to Section 2.3 (f) (ii) of the IPOSA was in principle triggered;

Whereas, the parties mutually determined that the implementation of measures pursuant to Section 2.3 (f) (ii) of the IPOSA would not change the IPO Exchange Ratio and/or the number of shares in HoldCo that the Founders receive as a result of the merger;

Whereas, in light of the foregoing, the parties mutually agreed on equal footing that compliance with the obligation to mirror the capital structure pursuant to Section 2.3 (f) (ii) of the IPOSA would not change the commercial outcome (wirtschaftliches Ergebnis) of the Merger and that the Merger is nevertheless fair and balanced in all commercial and economic aspects;

Whereas, the parties therefore intend to abstain from implementing measures pursuant to Section 2.3 (f) (ii) of the IPOSA and to proceed with the Merger;

Now, therefore, in consideration of the mutual agreements, provisions and covenants contained in this Letter Agreement and the IPOSA, the Founders, HoldCo, the Company and Expedia hereby acknowledge and agree as follows:

1)
Notwithstanding Section 2.3(f)(ii) of the IPOSA, no change in the capital structure of the Company shall be implemented to mirror capital increases of HoldCo resulting from the exercise of certain share options by employees prior to the Merger, and that nevertheless, the Merger is fair and balanced in all commercial and economic aspects.

2)	Notwithstanding Section 2.4(b) of the IPOSA, the articles of association and rules of procedure of the Company shall not be amended prior to the Merger such that the governance of HoldCo and the Company, taken together, would be as identical as possible to the governance of HoldCo if the Merger had been completed (including to implement the governance set forth in the Shareholders’ Agreement, the articles of association of HoldCo and the board rules of HoldCo).

3)	The parties intend to proceed with the Merger based on the IPOSA and the terms and conditions agreed therein.

The provisions of Article IV of the IPOSA shall apply to this Letter Agreement as if restated herein, mutatis mutandis, with each reference to “this Agreement” in such Sections of the IPOSA being deemed a reference to this Letter Agreement.

Except to the extent expressly agreed in this Letter Agreement, all of the terms, covenants and other provisions of the IPOSA shall continue to be in full force and effect in accordance with their respective terms.

*.*.*

Signed (notarized) on behalf of:

Mr. Rolf Schrömgens

Mr. Peter Vinnemeier

Mr. Malte Siewert

Expedia Lodging Partner Services S.à r.l.

Expedia, Inc. (Washington)

Expedia, Inc. (Delaware)

trivago GmbH

trivago N.V.

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